Contact:

Crocker Coulson                               Donald Xu
President                                     Vice President, Strategic Planning
CCG Elite                                     China Pharma Holdings, Inc.
310 231-8600 ext 103                          858-776-8880
crocker.coulson@ccgir.com                     dxu@chinapharmaholdings.com

FOR IMMEDIATE RELEASE

                           China Pharma Holdings, Inc.
                        Provides Preliminary 2007 Outlook

HAIKOU CITY, Hainan Province, PRC - September 20, 2006 - China Pharma Holdings, Inc. ("China Pharma") (OTC BB: CPHI.OB) today provided a preliminary outlook for its 2007 financial results.

The Company previously announced that it expects to achieve revenues of $20 million and net income of $8 million for the year ending December 31, 2006. The Company expects net income to increase by at least 30% for 2007 from 2006 levels. This guidance is based on recent new drug introductions and strong pipeline development.

"China Pharma's strategy of growth through aggressive new product launches and strong research and development provides us confidence that we will sustain improved net income for 2007. Recent product launches include Propylgallate and Ozagrel, which treat cardiovascular & cerebrovascular conditions, the first and third leading causes of death in China, respectively," commented Li Zhi Lin, President and CEO.

About China Pharma Holdings, Inc.

China Pharma Holdings, Inc. develops, manufactures, and markets generic and brand bio-pharmaceutical products in China that treat a wide range of conditions, including infections, hepatitis, vascular, CNS and other prevailing diseases. Helpson Bio-pharmaceutical Co., Ltd (Helpson), a specialty bio-pharmaceutical company headquartered in Haikou City, Hainan province in China, is a wholly owned subsidiary of China Pharma Holdings, Inc.

Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, downturns in the Chinese economy, uncompetitive levels of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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